EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Immune Response Corporation Carlsbad, California

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-101086, File No. 333-64526 and File No. 333-81945) and Forms S-3 (File No. 333-101856, File No. 333-46872, File No. 333-58096, File No. 333-92603, File No. 333-94257 and File No. 333-83195) of our report dated March 21, 2003, except for Note 18 as to which the date is March 28, 2003, relating to the consolidated financial statements of The Immune Response Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Seidman, LLP

Costa Mesa, CA March 31, 2003